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                                                                     EXHIBIT 3.1

                            TELEMAR PARTICIPACOES S/A
                                CORPORATE BYLAWS

                                    CHAPTER I
                CORPORATE NAME, PURPOSE, HEAD OFFICE AND DURATION

ARTICLE 1

TELEMAR PARTICIPACOES S.A. is a corporation [sociedade anonima] which will be governed by these Corporate Bylaws and applicable legal provisions.

ARTICLE 2

The Company has a purpose to have direct or indirect interests in the capital stock of the company TELE NORTE LESTE PARTICIPACOES S.A., and may even provide managerial and administrative services to companies under its control, as well as to take part in other companies within the country and abroad.

ARTICLE 3

The company has its head office in the City of Rio de Janeiro, RJ, and it may, at the discretion of the Board of Directors, open other establishments, such as branches, agencies, affiliates, offices anywhere in the country or abroad, regardless of any authorization by the General Meeting.

ARTICLE 4

The term of duration of the Company is indefinite.

                                   CHAPTER II
                            CAPITAL STOCK AND SHARES

ARTICLE 5

The capital stock of the Company, subscribed and duly paid in is of two billion, one hundred thirteen million, seventy four thousand, one hundred and eight reais and forty cents (R$2,113,074,108.40) and is divided into three billion, four hundred and thirty-two million, nine hundred and one thousand, one hundred and twenty (3,432,901,120) common registered shares without par value.

Sole paragraph: The shares of the Company are book shares, and are kept in a deposit account in name of their holders, with an institution qualified to provide such services.

ARTICLE 6

Each common share shall entitle to one vote in the decisions of the General Meeting.

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                                   CHAPTER III

                                    SECTION I
                                GENERAL MEETINGS

ARTICLE 7

The General Meeting is the superior body of the Company, with powers to decide on all businesses related to the corporate purpose and take the actions it deems convenient to the defense and development of the Company.

ARTICLE 8

The General Meeting of Shareholders, pursuant to the law, shall meet:

(a) On annual basis, within the four first months, after the end of the fiscal year, to:

      (i) take the accounts of officers, discuss and vote the financial statements;

      (ii) elect the Board of Directors at the proper times and the Audit Committee, as applicable; and

      (iii) decide on the destination of dividends, as applicable; fix the remuneration of the officers

(b) On a special basis, whenever, upon legal call, the corporate interests recommend or require the decision of the shareholders.

ARTICLE 9

The General Meeting shall be called by the Board of Directors, and its chairman must consubstantiate the corresponding act, or as set forth in Sole Paragraph of Art. 123 of Law No. 6,404 of December 15, 1976.

ARTICLE 10

The General Meeting shall be installed by the President Director of the Company, who will proceed to the election of the directing board, compromised of a chairperson and a secretary, chosen from the attending shareholders.

ARTICLE 11

From the works and decisions of the General Meeting, minutes shall be drawn up and signed by members of the directing board and by the attending shareholders, representing, at least, the majority needed for the decisions adopted.

1st. The minutes shall be drawn up as a summary of facts, including dissidence and protests.

2nd. Except for opposing decisions by the Meeting, the minutes shall be published with the omission of the signatures of shareholders.

ARTICLE 12

The General Meeting is privately responsible for deciding on the following matters.

I. to reform the corporate Bylaws;

II. to authorize the issue of debentures convertible or not into shares or send them, if in treasury, as well as to authorize the sale of debentures convertible into shares held by issued by controlled companies;

III. decide on the reduction of the minimum obligatory dividend;

IV. decide on the participation of the group in companies;

V. decide on the issue of any securities;

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VI. decide on a proposal for distribution of dividends or payment of interests on the capital that are lower or higher than twenty-five percent (25%) of the net income of the Company adjusted pursuant to At. 202 of Law 6,404/76;

VII. decide on the evaluation of goods with which the shareholder contributes to the formation of the capital stocks;

VIII. decide on transformation, merger, incorporation and split of the Company, its dissolution and liquidation, elect and remove liquidators and judge their accounts;

IX. suspend the exercise of the rights of the shareholder that fails to comply with obligations imposed by law or by the Bylaws;

X. elect or remove, at any time, the members of the Board of Directors, as well as decide on the installation of the Audit Committee, electing its members and alternates;

XI. fix the remuneration, global or individual, of the members of the Board of Directors, the Management Board and the Audit Committee, when in operation;

XII. take, on an annual basis, the accounts of the officers and decide on the financial statements presented by them;

XIII. decide on the promotion of the action for civil liability to be filed by the Company against the officers, for the losses caused to its assets, pursuant to Art. 159 of Law No. 6,404/76;

XIV. authorize the alienation, on whole or in part, of the shares owned by it and issued by controlled companies;

XV. decide on increase of capital stock;

XVI. authorize the waiver to rights of subscription of shares or debentures convertible onto shares of controlled companies;

XVII. decide on the creation of preferred shares or increase in an existing class, without proportion to the other species and classes;

XVIII. decide on the change in preferences, advantages and conditions for redemption or amortization of one or more classes of preferred shares or creation of a new more favored class;

XIX. decide on the creation of any subsidiary;

XX. decide on the acquisition of control and of interests in other companies.

                                   SECTION II
                                   MANAGEMENT

ARTICLE 13

The management of the Company shall be exercised by the Board of Directors and by the Management Board, pursuant to the law and these Bylaws, and their members are released from posting bonds to exercise their functions.

1st Section. The Board of Directors, a collegiate decision-making entity, shall exercise the management of the Company.

2nd Section. The Management Board is an executive entity of management of the Company, and each of its members shall act according to his/her competency.

3rd Section. The attributions and powers granted by law to each of entities of management cannot be granted to another entity.

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                                   SECTION III
                               BOARD OF DIRECTORS

ARTICLE 14

The Board of Directors shall be comprised by up to nine (9) members and equal number of alternates, shareholders, with the name of counselors, elected by the General Meeting, with a term in office of one (1) year, and may be reelected.

Sole paragraph

Once the term in office is ended, the Counselors shall remain in the exercise of the offices up to the installation of the offices who shall substitute them, pursuant to the law and these Bylaws.

ARTICLE 15

The Board of Directors shall have, chosen from among its members, one President which shall call and chair its meetings.

ARTICLE 16

In case of vacancy in the office of Counselor, including the Chairman, its corresponding alternate shall take the office in complementation of the term in office of the replaced Counselor.

1st Section. In this absences or temporary impediments, the Counselor shall be replaced by its alternate, specifically for each meeting. In case of absence or temporary impediment of the Chairman, it will be replaced by its alternate in the corresponding meeting, and the Chair of the Board of Directors shall be taken on an interim basis by one of the effective Counselors appointed by the Chairman itself.

2nd Section. In case of vacancy in the office of Counselor and, in case of absence of its alternate to take the remaining time in office, their alternates shall be appointed by the other Counselors up to the first General Meeting to be held, pursuant to the law.

ARTICLE 17

The Board of Directors shall meet, ordinarily, on a monthly basis, and extraordinarily, whenever needed, upon call by any member of the Board.

1st Section. The extraordinary meetings of the Board of Directors must be called in writing at least five (05) business days in advance, and the call must state the agenda and the matters to be decided on at the corresponding meeting. Notwithstanding this provision, a meeting of the Board of Directors shall be deemed to be regular if all its members are present.

2nd Section. Notwithstanding the holding of specific extraordinary meetings caused by the interest of the Company, the Board of Directors shall necessarily meet before the general meetings of TELE NORTE LESTE PARTICIPACOES S.A. and of its controlled companies, to define the vote to be stated at such meetings.

3rd Section. The quorum for installation of meetings of the Board of Directors shall be the majority of the incumbent members.

4th Section. The Board of Directors shall be decide by majority of votes of those attending.

5th Section. The Minutes of the Meeting of the Board of Directors which elects, removes, designates or fix the attributions of the Directors must be filed with the Board of Trade of the State [Junta Comercial do Estado] and published on an entity of the local press, adopting the same procedure for acts of other nature, when the Board of Directors deems convenient.

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ARTICLE 18

The Board of Directors has the responsibility to:

I. fix the general policy of the business of the Company and follow up its execution;

II. call the General meeting;


III. approve and submit to the General Meeting the financial statements and the Report from the Management of the Company, including the consolidated financial statements;


IV. elect and remove, at any time, the Directors of the Company, fixing attributions, subject to the legal and statutory provisions;

V. inspect the management of the Directors of the Company, examine, at any time, the books of the Company, request information on agreements executed or under execution process or on any other acts;

VI. choose and remove independent auditors;

VII. approve and change the internal Regulation of the Board of Directors;

VIII. establish the location of the head office of the Company, as well as to create and close branches, agencies and affiliates, offices, departments and establishments anywhere within the nation territory and abroad;

IX. guide the votes to be issued by the representative of the Company at the general meetings of TELE NORTE LESTE PARTICIPACOES S.A.;

X. submit to the General Meeting the destination to be given to the net income from the fiscal year;

XI. authorize the alienation of the real estate of the Company;

XII. increase the interests in controlled or affiliated companies within the country or abroad;

XIII. authorize associations and execution of shareholders' agreements;

XIV. authorize the acquisition of shares issued by the Company, for purposes of cancellation or permanence in treasury and later alienation;

XV. approve investments that exceed ten million Reais (R$10,000,000.00), when not foreseen in the annual budget of the Company;

XVI. approve any loan, financing or the provision of any security interest or surety by the Company, individually or cumulatively within the period comprised by the budget then in force, in an amount higher then ten million Reais (R$10,000,000.00);

XVII. authorize the signature of agreements of any nature, including transactions and waivers of rights, that imply obligations for the Company or represent amounts exceeding ten million Reais (R$10,000,000.00), that are not foreseen in the budget of the Company;

XVIII. authorize the Management Board to acquire, alienate and constitute security interests or encumbrances of any nature on the permanent assets of the Company, in amounts that represent a liability equal or higher than ten million Reais (R$10,000,000.00), that are not foreseen in the annual budget of the Company;

XIX. propose the criteria for remuneration of the officers of the Company and the officers and members of the Audit Committee of TELE NORTE LESTE PARTICIPACOES S.A.;

XX. authorize the provision of securities by the Company in favor of controlled companies;

XXI. approve any matter related to the funds complementary social security sponsored by the companies controlled by TELE NORTE LESTE PARTICIPACOES S.A.;

XXII. approval and change in the annual budget of the Company and the goals and business strategies foreseen for the subsequent period; and

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XXIII. perform any other functions and decide on any other matters that are not included in the responsibilities of the General Meeting, as defined in these Bylaws or expressly in Law No. 6,404/76.

                                   SECTION IV
                             THE EXECUTIVE COMMITTEE

ARTICLE 19

The Board of Directors that shall install an Executive Committee, comprised of up to (9) effective members and equal number of alternates, all of them to be part of the Board of Directors of the Company.

ARTICLE 20

The Executive Committee shall report previously and advise the Board of Directors in the decisions on the matters of its competency.

                                    SECTION V
                              THE MANAGEMENT BOARD

ARTICLE 21

The Management Board is comprised of five (5) members, shareholders or not, residing in the country, elected by the Board of Directors, one (1) of the which will be the President Director.

1st Section. The term in office of each Director shall be of one (1) year, and reelection is permitted.

2nd Section. The Directors, after the end of the term in office, shall remain in the exercise of the corresponding offices, up to the election and installation of the new Directors.

3rd Section. In case of vacancy in the office of Director, the Board of Directors may designate an alternate, whose term in office shall end at the same time as the other Directors.

4th Section. The members of the Board of Directors, up to the maximum of one third, may be elected for the officers of Director, with cumulative exercise of functions. In this case, the Director-Counselor is to opt for the remuneration to which it is entitled, as Counselor or as executive officer.

5th Section. In case of absence or temporary impediment, the Directors shall replace for each other as designated by the Management Board.

ARTICLE 22

It is the responsibility of the Management Board to exercise the attributions that law, Bylaws and the Management Board may grant thereto for the practice of acts, however specific they may be, needed for the regular operation of the Company.

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Sole paragraph: The President Director has the responsibility to: (i) coordinate all activities of the Company; (ii) supervise the activities of the other Directors; (iii) chair the meetings of Management Board, with cast vote in case of tie; (iv) represent the Company with the regulatory agencies for capital markets, according to the provisions of Instruction No. 202/93 of the Brazilian Securities Commission; and (v) represent the Company at general meetings of TELE NORTE LESTE PARTICIPACOES S.A. Pursuant to Art. 18, 2nd Section of these Bylaws, the President Director must present to the chairman of the Board of Director that contains the guidance of vote of the Company.

ARTICLE 23

The Management Board, as a collegiate entity, shall exercise the following attributions:

I. establish specific policies and guidelines arising form the general business guidance fixed by the Board of Directors;

II. prepare the budget, the form of execution and the general plans of the Company, submitting them to the approval by the Board of Directors;

III. present to the Board of Directors the proposals from controlled companies related to the general guidelines for the organization, of market development and the plan of investments and budget;

IV. periodically present to the Board of Directors the general evolution of the business of the Company;

VI. propose to the Board of Directors the alienation of the permanent assets of the Company;

VII. present a proposal to the Board of Directors of the Regulation of the Company with the corresponding organizational structure;

VIII. consider the General Balance Sheets and other financial statements and the Annual Report of the Company, as well the proposal for destination of the result submitting them to the audit Committee, the Independent Auditors and the Board of Directors; and

IX. decide on other matters deemed to be the collective responsibility of the Management Board, or attributed to it by the Board of Directors.

ARTICLE 24

The Management Board shall meet whenever called by the President Director, at least two (2) business days in advance.

Sole paragraph: The quorum of installation of the meetings of the Board of Directors is that of the majority of the incumbent members, and the decisions shall be adopted by the vote of the majority of the Directors attending the meeting.

ARTICLE 25

The Company, subject to the provision of item (iv) of Sole paragraph of Art. 23 of these Bylaws, shall be actively and passively represented, in any acts that create obligations or release third parties from obligations with the Company, by two Directors together, by one director and one attorney appointed as follows, or by two attorneys also appointed as follows, through a power of attorney to perform the act specified therein.

Sole paragraph: The powers of attorney granted by the Company must be signed by two (2) Directors together, one of which must necessarily be the President Director, defining in the

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corresponding instruments, in a precise and full manner, the powers granted and the term of validity, of the power of attorney, which, except for the powers of attorney granted to lawyers to represent the Company in administrative or judicial actions, cannot one (1) year or the period of complementation of term in office, whichever is the shorter. Besides the term, ad negotia powers of attorney shall forbid delegation.

                                   CHAPTER IV
                               THE AUDIT COMMITTEE

ARTICLE 26

The company shall have an Audit comprised of three (03) effective members and equal number of alternates, which shall operate in a non-permanent manner.

1st Section. The members of the Audit Committee, individuals, residing in the country, legally qualified, shall be elected by the General Meeting that decides for the installation of the entity, at the request of the shareholders, with term in office up to the first Annual general Meeting to take place after the election.

2nd Section. The members of the Audit Committee will only be entitled to the remuneration established to them by the General Meeting, during the period for which the entity operates and is in the effective exercise of its functions.

3rd Section. The Audit Committee, when installed, shall have the attributions set forth by law, the functions of its members cannot be delegated.

                                    CHAPTER V
                             SHAREHOLDERS' AGREEMENT

ARTICLE 27

The shareholders' agreement, duly registered at the Company's head office, establishing the conditions for purchase and sale of shares and voting rights, shall always be observed by the Company.


Sole paragraph: The obligations and responsibilities resulting from such agreements shall be valid and opposable to third parties as soon as such agreements are duly annotated on the Company's Record books and on the share certificates, if issued. The officers of the Company shall care for the compliance with these agreements and the President of the General Meeting must declare the nullity of the vote cast by the shareholder in opposition to the terms of such agreements.


                                   CHAPTER VI
                           COMMERCIAL RELATIONS AMONG
          TELE NORTE LESTE PARTICIPACOES S.A., ITS CONTROLLED COMPANIES
                     AND THE SHAREHOLDERS OR THIRD PARTIES


ARTICLE 28

The commercial and business relations in general among shareholders, its affiliated companies, controlled companies and parent companies and companies under the same control, and the Company and/or TELE NORTE LESTE PARTICIPACOES S.A. and its controlled companies must always be contracted considering, primarily, the interest of the

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Company and/or TELE NORTE LESTE and/or its controlled companies and be compatible with conditions and practices equitable to the market, found, at the time of the contracting of such business, and whenever they individually exceed the amount of ten million Reais (R$10,000,000.00) must be submitted to the prior approval of the Board of Directors.

                                   CHAPTER VII
                                   FISCAL YEAR

ARTICLE 29

The fiscal year begins on January 1 and ends December 31 of each year.

ARTICLE 30

Together with financial statements, the bodies of management of the company shall present to the annual general meeting a proposal on the destination of the income from the fiscal year, pursuant to the legislation in force.

ARTICLE 31

From the income for the fiscal year, before any interest, the cumulated losses and provision for income tax shall be deducted.

ARTICLE 32

From the income for the fiscal year, once the legal order is met, the funds fixed by Management Board and ratified by the Board of Directors, as interest of the officers in the income for the fiscal year, may be further optionally deducted, subject to the limits set forth by law.

ARTICLE 33

From the net income from the fiscal year, before any other destination, (i) five percent (5%) shall be applied in the constitution of Legal Reserve, which will not exceed twenty percent (20%) of the capital stock. The constitution of the Legal Reserve may be dispensed in the fiscal year for which its balance, plus the amount of the capital reserves, exceed thirty percent (30%) of the capital stock; (ii) twenty-five percent (25%), adjusted pursuant to Article 203 of Law 6,404/76, will be obligatorily distributed as obligatory dividend to all shareholders.

ARTICLE 34

Whenever the Company receives dividends from TELE NORTE LESTE PARTICIPACOES S.A., the Board of Directors shall meet to decide, subject to the parameters contained in Art. 204 of Law No. 6,404/76, on the distribution of profits in an amount equivalent to that of the dividends received by the Company.

ARTICLE 35

The dividends not claimed within the term of three (3) years, counted from the date they are made available to the shareholders, shall lapse in favor of the Company.

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ARTICLE 36

The Balance Sheets and financial statements shall be submitted to the General Meeting by the Board of Directors, according to the elements that may have presented and proposed by the Management Board.

ARTICLE 37

It is up the Board of Directors to declare the dividends to the profit account assessed in semiannual balance sheets.

1st Section. The Company may prepare Balance Sheets and distribute dividends in quarterly periods, provided that the total dividends paid at each semester of the fiscal year does not exceed the amount of its capital reserves.

2nd Section. The Board of Directors may declare interim dividends, to the cumulated profit or profit reserve accounts existing in the last annual or semiannual Balance Sheets.

ARTICLE 38

The entities of management may pay or credit interests on the owned capital pursuant to article 9, paragraph 7, of the Law No. 9,249, of December 26, 1995 and related legislation and regulation, up to the limit of minimum obligatory dividends referred to in Article 202, of Law 6,404/76, which be for the net number of income tax.

                                  CHAPTER VIII
                     LIQUIDATION, DISSOLUTION AND EXTINCTION

ARTICLE 39

The Company is liquidated, dissolved or extinguished upon the events set for the law.

Sole paragraph: The Board of Directors shall appoint the receiver, the General Meeting shall determine the form of liquidation and elect the Audit Committee, which shall operate during the period of liquidation.